EXHIBIT 99.1

Via Email

TO:	j2 Global Research Analysts

FROM:	R. Scott Turicchi

Gentlemen:

After our earnings call, it came to my attention that there have been several news stories reporting that j2 Global’s guidance is lower than the analysts’ consensus estimates for the fourth quarter and year-end. At least two of these stories presented 2004 estimates as if they were 2003 estimates. At least one of these stories concludes that the Company is “guiding earnings lower”. This is obviously not the case.

The facts are as follows: There are six Wall Street research analysts that currently cover j2 Global, with five of those contributing to the consensus estimates. Prior to today’s earnings call, five of the six analysts (including four of those contributing to the consensus estimates) had projected earnings in a range of $0.30 to $0.32 per fully diluted share for Q4 2003, and $1.00 to $1.03 for the full fiscal year 2003. The sixth analyst (whose estimates were given equal mathematical weight to the other four contributing to the consensus estimates) projected $0.48 for the quarter and $1.19 for the year. If the outlier estimates were excluded from the consensus estimates, the four other contributing estimates would have resulted in consensus estimates of $0.31 for the quarter and $1.01 for the year, as compared to the reported $0.34 and $1.06.

Today we announced, based in part on our Q3 earnings performance of $0.28 per fully diluted share, that we increased our EPS guidance for the full-year from our prior estimate of $0.96+ to $1.03, resulting in a fourth quarter estimate of $0.31.

In addition to providing you with this information, we will be following up with the various publishers to ask that they correct any inaccurate information which they have reported.

I hope that this is useful in clearing up any confusion.

Regards,

R. Scott Turicchi

Chief Financial Officer

j2 Global Communications, Inc.